Exhibit 99.4
Explanation of Non-GAAP Measures
The information provided in this Form 8-K and exhibits includes measures which are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").
We present certain capital measures in this Form 8-K and exhibits. Our “fully-phased Tier 1 Capital and Credit Loss Reserve Ratio” is not required by regulators to be disclosed, and therefore is considered a non-GAAP measure. We believe this ratio is a useful measure to investors as it provides a meaningful measure of what the Company’s total loss absorption capacity would be if the transitional rules currently in effect, which permit the temporary deferral of the regulatory capital effects of CECL, were no longer available for us to apply.
We also present a measure we refer to as “tangible common equity” in this Form 8-K and exhibits. Tangible common equity itself is not a measure presented in accordance with GAAP. We believe tangible common equity is a more meaningful measure to investors of the net asset value of the Company.
The reconciliation of the above non-GAAP measures to the applicable comparable GAAP financial measure are included in the detailed financial tables included in Exhibit 99.2.